UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 9, 2024
Date of Report (date of earliest event reported)

OpGen, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-37367	06-1614015
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

23219 Stringtown Road, Suite 300
Clarksburg, MD 20871
(Address of principal executive offices)(Zip code)

(240) 813-1260
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OPGN	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2024, the Board of Directors (the “Board”) of OpGen, Inc. (the “Company”) voted to appoint Christian-Laurent Bonte, Victor Chua Kok Hoe, Ken Lim Zhao Qi, Ethan Low Yu Jie and Constance Wong Poh Yin as directors of the Company. The initial term as director for each of the directors will expire at the Company’s 2024 annual meeting of stockholders. The Board deemed Messrs. Bonte, Chua and Lim as independent under the applicable standards of the Securities and Exchange Commission and Nasdaq. Messrs. Bonte, Chua and Lim were appointed to the Audit Committee and Compensation Committee of the Board with Mr. Lim serving as Chair of the Audit Committee and Mr. Chua serving as Chair of the Compensation Committee.

The biographies of the newly appointed directors are set forth below.

Christian-Laurent Bonte, age 47, is the owner of Far Cap Pte Ltd, a Singapore-based business founded by Mr. Bonte in December 2017, and which is engaged in corporate financing and investing transactions primarily focused on the technology industry. He served as Managing Director of Far Cap Pte Ltd from December 2021 to March 2024. Most recently, Mr. Bonte joined Meyzer Capital Management Pte Ltd, a management consulting and alternative investments platform, in March 2024 and, since July 2024, has served as Executive Director with responsibilities for fund management. From August 2017 to December 2021, Mr. Bonte served as Managing Director of ARC Capital Ltd, an investment bank focusing on middle market transactions with offices in Asia and the United States.

Victor Chua Kok Hoe, age 36, is the Managing Partner and Founder of Vynn Capital, a venture capital firm investing in early-stage technology companies in the Asia Pacific that works alongside family offices and large institutions and companies in technology adoption and innovation. Vynn Capital is a partner of the United Nations World Tourism Organization that works with companies in the industries of travel mobility, property, food and fast-moving consumer goods or packaged goods. Prior to that, he was the Vice President of Investments for Gobi Partners, an early-to-late-stage venture capital firm where he managed two Southeast Asia-focused early-stage funds and a growth stage fund. Prior to that, he served with the venture capital arm of Malaysia’s Ministry of Finance where he managed direct and indirect investments. Some of the notable investments he supervised include Carsome (Malaysia), Travelio (Indonesia), Dropee, Triip.me (Vietnam), Hermo and Jirnexu.

Earlier in his career, Mr. Chua worked for Willis Towers Watson, where he advised corporate, pension and sovereign wealth funds on investment strategies. He was an honoree of the Forbes Asia 30 under 30 in 2017. He is the Immediate Past Chairman of the Malaysia Venture Capital and Private Equity Association and a mentor with the Founder Institute and other grass-root entrepreneurial initiatives. Mr. Chua is also a Council Member of the Malaysian Venture Capital and Private Equity Development Council appointed by the Securities Commission of Malaysia. Mr. Chua was also a startup founder of an online education platform as well as two other businesses. He is a member of Mensa and a CFA charter holder.

Ken Lim Zhao Qi, age 38, has served as Chief Executive Officer and Executive Director of the European Credit Investment Bank Ltd, a licensed midshore investment bank based in Labuan, Malaysia, since 2014. During his tenure, he has been responsible for substantial growth of the bank. Since 2023, he has served as the Chairman of the Labuan Investment Banking Association and has served on the board of Sentoria Group Berhad, a tourism resort and integrated travel destination operator listed on the Bursa Malaysia Stock Exchange. Mr. Lim received his Bachelor’s degree from the University Technology of Sydney.

Ethan Low Yu Jie, age 35, is the Deputy President of Corporate Development and Portfolio Management for the AEI Capital Group, a growth equity investment firm, where he has served in such role since January 2024. He has worked for AEI Capital Group in various roles of increasing responsibility since 2016. Mr. Low’s responsibilities have included assisting the company’s chief executive officer in the company’s private equity investments and portfolio management activities, overseeing compliance matters and serving as a director for some of the company’s subsidiaries. Mr. Low was a practicing lawyer prior to joining AEI Capital Group. Mr. Low received his Bachelor of Laws degree from the University of Malaya.

Constance Wong Poh Yin, age 34, is Senior Vice President of Group Operations and Business Development at AEI Capital Group, where she has served in that role since January 2024. Since 2016, she has held various roles of increasing importance at AEI Capital Group focusing on improving operational processes and supporting the company’s growth through business development strategies. Prior to that, Ms. Wong began her career as a practicing lawyer. Ms. Wong holds a Bachelor of Laws degree from the University of Malaya.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 15, 2024	OpGen, Inc.

	By:	/s/ John Tan Honjian
		Name:	John Tan Honjian
		Title:	Chief Executive Officer and Chairman

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